Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Urgent.ly Inc., which relates to the Urgent.ly Inc.’s Post-Effective Amendment No. 2 to the Registration Statement on Form S-4 (File No. 333-271937), of our report dated May 15, 2023, except for the reverse stock split discussed in Note 16, as to which the date is August 14, 2023, on our audits of the consolidated financial statements of Urgent.ly Inc. as of December 31, 2022 and 2021, and for the years then ended. Our audit report includes an explanatory paragraph relating to Urgent.ly Inc.’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption “Experts” in the prospectus incorporated by reference into this Registration Statement.

/s/ CohnReznick LLP

Tysons, Virginia

October 19, 2023